Exhibit 99.1

Zogenix Reports Third Quarter 2011 Financial Results

Zogenix Continued Growth of SUMAVEL DosePro Prescriptions

and Reported Positive Phase 3 Efficacy Results on Zohydro

Conference Call and Webcast Today, November 10th, at 4:30 p.m. ET

SUMAVEL® DosePro® (sumatriptan injection) Highlights

•	Increased total prescriptions by 6% sequentially from 17,600 to 18,600 for the third quarter 2011, with most of the growth coming from the neurology segment*

•	Changed revenue recognition methodology for the third quarter, reported U.S. net product revenue of $8.8 million

•	Maintained refill rate for SUMAVEL DosePro at 38% for the quarter

•	Expanded Zogenix sales force by approximately 18% from 80 to 94 representatives

Recent Highlights and Milestones

•

Reported positive top-line Phase 3 pivotal efficacy results and achieved long-term safety database requirements for lead investigational product candidate, Zohydro™ (hydrocodone bitartrate) extended-release capsules; pre-NDA meeting scheduled for Q4 and NDA submission targeted for early 2012

•	Completed $60 million follow-on equity offering and $31.5 million royalty and equity financing

SAN DIEGO, Calif., November 10, 2011 — Zogenix, Inc. (NASDAQ: ZGNX), a pharmaceutical company commercializing and developing products for the treatment of central nervous system disorders and pain, today reported financial results for the third quarter ended September 30, 2011.

Roger Hawley, chief executive officer of Zogenix, stated, “In August, we announced positive pivotal phase 3 efficacy results for our most advanced investigational product candidate, Zohydro. In addition to meeting the primary endpoint of the study, Zohydro demonstrated strong results for several important secondary efficacy endpoints. Combined with our long-term safety study, we believe we are well positioned for our NDA submission. We have a pre-NDA meeting scheduled with the FDA in the fourth quarter and remain on track to submit our NDA for Zohydro by early 2012.”

Mr. Hawley added, “SUMAVEL DosePro prescriptions continued to grow in the third quarter. Growth was driven primarily by continued performance of the Zogenix sales force. Our expanded team will enhance our presence with neurologists and high prescribing primary care physicians. Based on weekly prescription data from the first four weeks in October, we believe SUMAVEL DosePro growth in the fourth quarter will accelerate. With two important financings completed, our team is focused on executing our strategic business plan to help migraine patients with unmet medical needs while also building the value of our product pipeline.”

Third Quarter 2011 Financial Results

Since launch in early 2010, Zogenix has recognized SUMAVEL DosePro revenue based on product dispensed through patient prescriptions as estimated by Wolters Kluwer Pharma Solutions. Beginning in July 2011, the Company revised its revenue recognition methodology and began to recognize net product revenues upon the shipment of SUMAVEL DosePro to wholesale distributors and retail pharmacies. The Company believes this change in methodology is consistent with other products at this stage of commercialization within the industry.

Total revenues for the third quarter 2011, which consist of net product revenue and contract revenue, were $10.4 million, up 47% from $7.1 million in the third quarter 2010. Net product revenue on sales of SUMAVEL DosePro for the third quarter 2011 was $8.8 million, up 55% from $5.7 million in the third quarter 2010, and up 2% from $8.7 million in the second quarter 2011. Due to the change in the Company’s revenue recognition methodology in July 2011, net product revenue was reduced by $1.0 million related to the estimate for potential returned product and partially offset by the recognition of deferred product revenue. Contract revenue for the third quarter 2011 was $1.6 million, reflecting the amortization of license and milestone payments received from Astellas Pharma US, Inc.

Cost of sales for the third quarter 2011 was $5.5 million compared to $2.9 million in the third quarter 2010. Product gross margin was 38% in the third quarter 2011 compared to 49% in the third quarter 2010. The decline in gross margin was primarily driven by excess capacity charges due to lower production volume in order to manage inventory levels. Cost of sales for third quarter of 2011 also includes the recognition of deferred cost of sales related to the change in the Company’s revenue recognition methodology.

Royalty expense for the third quarter 2011 was $343,000 compared to $216,000 in the third quarter 2010, reflecting the impact of increased net product revenues.

Research and development expenses for the third quarter 2011 were $10.1 million, up 27% from $8.0 million in the third quarter 2010. The increase in research and development expenses includes a one-time $2.25 million up-front license payment to Durect Corporation made in connection with the execution of the Relday development and license agreement and a $750,000 milestone payment to Alkermes, Inc. made in connection with the completion of the pivotal Phase 3 efficacy trial, Study 801, for Zohydro. These increases were partially offset by a decrease in clinical costs associated with Study 801 which was completed in August 2011.

Selling, general and administrative expenses for the third quarter 2011 were $14.7 million, up 17% from $12.5 million in the third quarter 2010. The increase in selling, general and administrative expenses is primarily due to higher service fees payable to Astellas, expansion of the Zogenix sales force, higher general and administrative costs associated with operating as a public company and higher stock-based compensation charges.

Other expense for the third quarter 2011 was $1.8 million compared to $5.5 million in the third quarter 2010. Other expense for the third quarter 2011 includes the cost of royalty payments and non-cash mark-to-market adjustments for derivatives and warrant liabilities related to the Company’s July 2011 royalty and equity financing with Cowen Healthcare Royalty Partners (Cowen Royalty) in addition to interest payments on the Company’s debt facilities with Oxford Finance LLC and Silicon Valley Bank.

In the third quarter 2011, the Company closed a royalty and equity financing with Cowen Royalty resulting in aggregate net proceeds of $29.5 million. The Company received $30.0 million from the royalty financing, $10.0 million of which will be repaid each year from 2015 through 2017, and is obligated to make quarterly payments of tiered royalties to Cowen Royalty ranging from 0.5% to 5% based on the Company’s revenues. This is reflected as a debt financing arrangement on the Company’s balance sheet, net of customary fees and discounts. The royalty payments are reflected as interest expense on the Company’s statement of operations and recorded based on an estimated cost of capital in the high-teens. The Company also issued a warrant for 225,000 shares of the Company’s common stock at an exercise price of $9 per share for 10 years. In addition, the Company sold 388,601 shares of common stock to Cowen Royalty for total net proceeds of $1.4 million.

Net loss for the third quarter 2011 was $22.0 million, or $0.59 per share, compared to a net loss of $22.1 million, or $16.00 per share, in the third quarter 2010. On a non-GAAP basis, excluding non-cash items outlined in the reconciliation table included in this press release, adjusted net loss for the third quarter 2011 was $20.4 million.

The majority of the Company’s outstanding shares in the third quarter of 2010 consisted of preferred stock, which is not included in the weighted average shares outstanding. The weighted average shares outstanding for the third quarter 2011 reflects the conversion of the preferred stock and issuance of common stock in connection with the Company’s initial public offering in November 2010, the $1.5 million equity investment by Cowen Royalty closed in July 2011, and the $60.0 million follow-on equity offering closed in September 2011. The weighted average number of shares outstanding during the third quarter 2011 was 37,320,000.

Cash and cash equivalents as of September 30, 2011 were $70.8 million. In October 2011, the Company sold 711,566 shares of common stock to underwriters in connection with the over-allotment of the follow-on equity offering which resulted in net proceeds of $1.3 million.

Ann Rhoads, chief financial officer of Zogenix, commented, “During the third quarter we closed on two significant financings and ended the quarter with approximately $71 million in cash. This puts us in an excellent position to continue to drive sales of SUMAVEL DosePro while also advancing our Zohydro program through approval and preparing to file an IND for Relday.”

2011 Full Year Financial Guidance

The Company is updating its revenue and gross margin guidance for the year to reflect the transition to the Company’s revised revenue recognition methodology. The Company is also lowering its full year R&D and SG&A guidance to reflect an anticipated total reduction in spending of $4 million in the fourth quarter.

•	Total revenue is expected to be $39 million to $41 million, including contract revenues, under the revised methodology (previously anticipated range was $43 million to $47 million)

•	Product gross margin is expected to be 41% to 43% for 2011, reflecting a reduction in production volume and the updated revenue guidance (previously anticipated range was 48% to 52%)

•	Research and development expenses are expected to be $34 million to $36 million (previously anticipated range was $37 million to $39 million)

•	Selling, general and administrative expenses are expected to be $56 million to $58 million (previously anticipated range was $57 million to $59 million)

Conference Call and Web Cast

Zogenix will hold a conference call today, November 10, 2011 at 4:30 p.m. ET to discuss financial results and operational highlights for the third quarter ended September 30, 2011.

To participate, please dial 866-831-6243 (U.S.) or 617-213-8855 (International); participant passcode: 83372419. To access the live webcast please visit the Zogenix Investor Relations website at http://ir.zogenix.com.

A replay of the conference call will be available beginning November 10, 2011 at 8:30 p.m. ET (5:30 p.m. PT) and ending on November 17, 2011 by dialing 888-286-8010 (U.S.) or 617-801-6888 (International); passcode: 92616527. A replay of the webcast will also be available on the Zogenix Investor Relations website for one month, through December 10, 2011.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the Company’s commercial activities relating to SUMAVEL DosePro, prescription trends, the Company’s financial status and performance, including 2011 financial guidance, the Zohydro development program, the Relday development program and any comments the Company may make about its future plans or prospects in response to questions from participants on the conference call.

About SUMAVEL DosePro

SUMAVEL DosePro (sumatriptan injection) is indicated for the acute treatment of migraine attacks, with or without aura, and the acute treatment of cluster headache episodes.

SUMAVEL DosePro should only be used where a clear diagnosis of migraine or cluster headache has been established. SUMAVEL DosePro is not intended for the prophylactic therapy of migraine or for use in the management of hemiplegic or basilar migraine and should not be administered intravenously. For a given attack, if a patient does not respond to the first dose of SUMAVEL DosePro, the diagnosis of migraine or cluster headache should be reconsidered before administration of a second dose.

Important Safety Information

SUMAVEL DosePro is contraindicated in patients with uncontrolled hypertension, in patients with history, symptoms or signs of ischemic heart disease, coronary artery vasospasm, cerebrovascular or peripheral vascular disease including ischemic bowel disease and in patients with other significant underlying cardiovascular diseases or known hypersensitivity to sumatriptan. SUMAVEL DosePro should not be given to patients in whom unrecognized coronary artery disease is predicted by the presence of risk factors without a prior cardiovascular evaluation.

Serious cardiovascular events, including death, have been reported when taking sumatriptan, including patients with no findings of cardiovascular disease. Considering the extent of use of sumatriptan in patients with migraine, the incidence of these events is extremely low. Cerebrovascular events, some fatal, have been reported in patients treated with sumatriptan. In a number of cases, it appears possible that the cerebrovascular events were primary, sumatriptan having been administered in the incorrect belief the symptoms experienced were a consequence of migraine when they were not. It is important to advise patients not to administer SUMAVEL DosePro if a headache being experienced is atypical.

Do not use SUMAVEL DosePro and any ergotamine-containing or ergot-type medication within 24 hours of each other; do not use SUMAVEL DosePro and another 5-HT1 agonist (e.g. triptan) within 24 hours of each other (with the exception of a single dose of another sumatriptan product, provided the doses are separated by at least 1 hour). SUMAVEL DosePro is not generally recommended for use with MAO-A inhibitors. The development of a potentially life-threatening serotonin syndrome may occur with triptans, including treatment with SUMAVEL DosePro, particularly during combined use with selective serotonin reuptake inhibitors (SSRIs) and serotonin-norepinephrine reuptake inhibitors (SNRIs). SUMAVEL DosePro should be used during pregnancy only if the potential benefit justifies the potential risk.

In controlled clinical trials with sumatriptan injection, the most common adverse reactions were injection site reactions, tingling, warm/hot sensation, burning sensation, feeling of heaviness, pressure sensation, feeling of tightness, numbness, feeling strange, tight feeling in head, flushing, tightness in chest, discomfort in nasal cavity/sinuses, jaw discomfort, dizziness/vertigo, drowsiness/sedation and headache.

For full prescribing information, please click here: http://www.zogenix.com/downloads/SV0468.0611_SDP_PI.pdf

About Zogenix

Zogenix, Inc. (NASDAQ: ZGNX), with offices in San Diego and Emeryville, California, is a pharmaceutical company commercializing and developing products for the treatment of central nervous system disorders and pain. Zogenix’s first commercial product, SUMAVEL® DosePro® (sumatriptan injection) Needle-free Delivery System, was launched in January 2010 for the acute treatment of migraine and cluster headache. Zogenix’s lead product candidate, Zohydro™ (hydrocodone bitartrate), is a novel, oral, single-entity (without acetaminophen) extended-release capsule formulation currently in Phase 3 clinical trials for the management of moderate to severe chronic pain in patients requiring around-the-clock opioid therapy. Zogenix’s second DosePro product candidate, Relday™, is a proprietary, long-acting injectable formulation of risperidone for the treatment of schizophrenia.

For additional information, please visit www.zogenix.com.

Forward Looking Statements

Zogenix cautions you that statements included in this press release and the conference call that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding: the ability to successfully commercialize SUMAVEL DosePro and its expected sales and prescription growth, including the potential for accelerated growth based on our expanded sales force; financial guidance for 2011; and the potential for, and timing of, an NDA submission for Zohydro. The inclusion of forward-looking statements should not be regarded as a representation by Zogenix that any of its plans will be achieved. Actual results may differ from those set forth in this presentation due to the risk and uncertainties inherent in Zogenix’s business, including, without limitation: the market potential for migraine treatments, and Zogenix’s ability to compete within that market; inadequate therapeutic efficacy or unexpected adverse side effects relating to SUMAVEL DosePro that could prevent its ongoing commercialization, or that could result in recalls or product liability claims; Zogenix’s dependence on its collaboration with Astellas Pharma US, Inc. to promote SUMAVEL DosePro; the ability of Zogenix to ensure adequate and continued supply of SUMAVEL DosePro to successfully meet anticipated market demand; the progress and timing of Zogenix’s clinical trials; the potential that earlier clinical trials may not be predictive of future results; the potential for Zohydro to receive regulatory approval on a timely basis or at all; the potential for adverse safety findings relating to Zohydro to delay or prevent regulatory approval or commercialization; the ability of Zogenix and its licensors to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of its products and product candidates and the ability to operate its business without infringing the intellectual property rights of others; the inherent risks of clinical development of Relday and Zogenix’s dependence on its collaboration with DURECT Corporation to develop Relday; and other risks described in Zogenix’s filings with the Securities and

Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Zogenix undertakes no obligation to revise or update this presentation to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

In this press release, Zogenix’s financial results are provided both in accordance with accounting principles generally accepted in the United States (GAAP) and using a certain non-GAAP financial measure. In particular, Zogenix provides its net loss for the three and nine months ended September 30, 2011 and 2010, adjusted for certain non-cash items, which is a non-GAAP financial measure. These results are provided as a complement to results provided in accordance with GAAP because management believes this non-GAAP financial measure helps illustrate underlying trends in the Company’s business, are important in comparing current results with prior period results and provide additional information regarding its financial position. Management also uses this non-GAAP financial measure to establish budgets and operational goals that are communicated internally, to manage the Company’s business and to evaluate its performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. A reconciliation of non-GAAP financial results to GAAP financial results is included in the attached financial statements.

Zogenix, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Net product revenue	$8,835	$5,710	$24,986	$11,828
Contract revenue	1,563	1,348	4,688	2,810

Total revenues	10,398	7,058	29,674	14,638

Operating expenses:
Cost of sales	5,482	2,932	14,333	8,233
Royalty expense	343	216	972	598
Research and development	7,134	8,004	24,540	19,394
License fee and milestones – research and development	3,000	0	3,000	0
Selling, general & administrative	14,701	12,540	42,642	37,962

Total operating expenses	30,660	23,692	85,487	66,187

Loss from operations	(20,262)	(16,634)	(55,813)	(51,549)

Other income (expense):
Interest income	2	1	21	4
Interest expense	(2,470)	(5,426)	(4,984)	(6,938)
Change in fair value of warrant liability	546	187	546	(12,833)
Change in fair value of embedded derivatives	137	0	137	0
Other income (expense)	16	(253)	(86)	(113)

Total other expense	(1,769)	(5,491)	(4,366)	(19,880)

Loss before income taxes	(22,031)	(22,125)	(60,179)	(71,429)

Income tax	(7)	0	(20)	0

Net loss	$(22,038)	$(22,125)	$(60,199)	$(71,429)

Net loss per share, basic and diluted	$(0.59)	$(16.00)	$(1.71)	$(53.31)

Weighted average shares outstanding, basic and diluted	37,320	1,383	35,127	1,340

Zogenix, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$70,847	$49,172
Trade accounts receivable	5,947	4,474
Inventory	17,204	18,293
Prepaid expenses and other current assets	2,422	2,251

Total current assets	96,420	74,190
Property and equipment, net	14,668	15,434
Other assets	5,795	4,644

Total assets	$116,883	$94,268

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,415	$5,580
Accrued expenses	13,957	13,043
Revolving credit facility	4,503	3,449
Long-term debt, current portion	6,640	3,519
Deferred revenue	6,251	9,973

Total current liabilities	35,766	35,564
Long-term debt, less current portion	44,870	19,934
Deferred revenue, less current portion	4,688	9,376
Other long-term liabilities	1,393	660
Stockholders’ equity
Common stock	64	34
Additional paid-in capital	288,403	226,802
Accumulated deficit	(258,301)	(198,102)

Total stockholders’ equity	30,166	28,734

Total liabilities and stockholders’ equity	$116,883	$94,268

Non-GAAP Financial Results

	Three months ended September, 30		Nine months ended September, 30
	2011	2010	2011	2010
NET LOSS (as reported, GAAP)	$(22,038)	$(22,125)	$(60,199)	$(71,429)
ADJUSTMENTS FOR NON-CASH ITEMS:
Operating Expenses
Stock compensation	1,319	873	3,502	1,712
Depreciation and amortization	401	370	1,192	1,046
Loss on disposal and impairment of property and equipment	0	3	0	3

Total Non-Cash Adjustments to Operating Expenses	1,720	1,246	4,694	2,761
Other Income (Expense)
Change in fair value of warrant liability	(546)	(187)	(546)	12,833
Change in fair value of derivatives	(137)	0	(137)	0
Amortization of debt issuance costs	41	144	88	245
Amortization of debt discounts	309	875	843	1,450
Amortization of preferred stock conversion feature	0	2,987	0	2,987
Non-cash accrued interest expense (1)	300	0	300	0

Total Non-Cash Adjustments to Other Income (Expense)	(33)	3,819	548	17,515

NET LOSS ADJUSTED FOR CERTAIN NON-CASH ITEMS	$(20,351)	$(17,060)	$(54,957)	$(51,153)

(1)	Non-cash accrued interest expense is the difference between actual cash cost of interest and interest expense under the effective interest method.

*Source® PHAST Prescription Monthly (Retail + Mail), April 2011 – September 2011

SUMAVEL ®, DosePro®, ReldayTM and ZohydroTM are trademarks of Zogenix, Inc.

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INVESTORS:

Zack Kubow | The Ruth Group

646.536.7020 | zkubow@theruthgroup.com

MEDIA:

Victoria Aguiar | The Ruth Group

646.536.7013 | vaguiar@theruthgroup.com